Exhibit 99.1

Capital Senior Living Corporation Mourns the Passing Of

President and COO Keith Johannessen

DALLAS, Texas—December 21, 2016—Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, announces with great sadness the loss of Keith Johannessen, President and Chief Operating Officer and a member of the Company’s Board of Directors. Mr. Johannessen passed away on Tuesday, December 20, 2016 following a courageous battle with cancer.

“Keith was a tireless mentor, leader and friend who has been a part of the Capital Senior Living family since 1993, and he will be greatly missed,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “His empowering leadership, vision and compassion were instrumental in the transformation of Capital Senior Living into one of the largest owners and operators of senior living communities in the country. I had the good fortune of working with Keith for more than 20 years and witnessed firsthand the enormous impact he had on mentoring and developing the finest team in our industry. We will continue his legacy of compassionately serving and caring for our senior residents. On behalf of our Board of Directors, executive management team and employees, my deepest condolences go out to Keith’s family.”

Mr. Johannessen had more than 37 years of operational experience in senior housing. He joined Capital Senior Living in 1993 as an Executive Vice President and served as the company’s President since 1994 and Chief Operating Officer since 1999. He had been a member of Capital Senior Living’s Board of Directors since 1999. Prior to joining Capital Senior Living, Mr. Johannessen worked as Senior Manager in the health care practice of Ernst & Young LLP and served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association.

As previously announced, Mr. Johannessen has been on medical leave and his duties have been assigned to various executives within the Company.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,300 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.